UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 26, 2012

KAYDON CORPORATION
(Exact name of Registrant as Specified in Charter)

Delaware	1-11333	13-3186040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 East Eisenhower Parkway, Suite 300 Ann Arbor, Michigan 48108
(Address of principal executive offices)

(734) 747-7025
(Registrant’s telephone number, including area code) Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 26, 2012, Kaydon Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) for a senior credit facility with JP Morgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders.

The Credit Agreement provides for a $250 million senior revolving credit facility, which provides for borrowings by the Company and its wholly-owned subsidiaries party to the Credit Agreement in various currencies, and a $150 million term loan facility, the proceeds of which facilities may be used by the Company for working capital and other general corporate purposes, including for permitted acquisitions and to pay dividends or for repurchases of the Company’s capital stock.  The Credit Agreement matures on March 26, 2017.  On March 26, 2012, the Company borrowed $150 million under the term loan facility which, together with the Company’s available cash, was used to fund a special dividend payment to shareholders.

The Credit Agreement is guaranteed by the Company and certain of its current domestic subsidiaries and is secured by a pledge of 65% of the outstanding equity of KAC Europe C.V., a wholly owned indirect subsidiary of the Company.  Newly formed or additional existing subsidiaries must guarantee the Credit Agreement to the extent necessary to ensure that the assets of the Company and each guarantor, in the aggregate contributed at least 75% of EBIT, as defined, for the then most recently completed last twelve-month period as reported in the Company’s most recent quarterly or annual consolidated financial statements.  In the case of any foreign subsidiary a pledge of 65% of its outstanding equity may be provided instead of a guarantee, if such a guaranty would result in adverse tax consequences or because of legal or financial restrictions in the applicable jurisdiction.

Loans under the credit facility bear interest at a floating rate and may be maintained as base rate loans (tied to the greatest of the prime rate, the federal funds rate plus .5% and the one month Eurocurrency rate plus 1%) or as Eurocurrency rate loans (tied to a base rate determined by reference to the applicable rate for deposits in the applicable currency plus an applicable margin, initially 1.175% for revolving loans and 1.375% for term loans).

The Credit Agreement requires the Company to comply with maximum leverage and minimum interest coverage ratios.  In addition, the credit facility contains other standard covenants such as those which (subject to certain thresholds) limit the ability of the Company and its subsidiaries to, among other things, incur debt, sell assets, incur additional liens, make certain investments, enter into certain transactions with shareholders or affiliates, or enter into certain hedging obligations.  Events of default under the Credit Agreement include payment defaults, defaults under material indebtedness, breach of representations, warranties or covenants or other terms of the loan documents, certain events of bankruptcy or dissolution, judgment defaults, invalidity of any loan documents, change of control, defaults or events relating to employee benefit plans of the Company or its subsidiaries, termination of any guarantees, and certain failures of the collateral documents with respect to perfected security interests.  The events of default would permit the lenders to accelerate borrowings under the Credit Agreement if not cured within applicable grace periods.

The foregoing description of the provisions of the Credit Agreement is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is filed as Exhibit 10.1 to this form 8-K and is incorporated herein by reference.  A copy of the Company’s press release dated March 26, 2012 announcing the completion of the Credit Agreement is filed as Exhibit 99.1 to this form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Upon the effectiveness of the Credit Agreement, the Company’s prior Credit Agreement, dated as of September 21, 2010 among Kaydon Corporation, the subsidiary borrowers from time to time party thereto, the alternate currency borrowers from time to time party thereto, the institutions from time to time parties thereto as lenders, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Comerica Bank, SunTrust Bank and Wells Fargo Bank, National Association, as Syndication Agents, and J.P. Morgan Securities LLC as Sole Lead Arranger and Sole Book Runner, shall be terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Information.

In connection with issuance of the special dividend and related anti-dilution modifications to equity agreements, and the establishment of the Credit Agreement, the Company will incur in the first quarter of 2012 special charges of approximately $1.3 million for compensation expense and recognition of certain unamortized costs related to termination of the prior credit agreement.  In addition, beginning second quarter of 2012 the Company will recognize approximately $124 thousand of  noncash interest expense for the amortization of debt issuance costs related to the new Credit Agreement.

Also, commencing in the first quarter of fiscal 2012, the Company will separately identify operating costs associated with existing benefit plans from those costs associated with amortization of net actuarial gains and losses from prior periods largely resulting from changes in interest rates, actuarial assumptions and market performance.  This will provide greater visibility into current period operating results by identifying those costs associated with prior period changes in discount rates, actual returns on assets and other actuarial assumptions, and curtailments.  Such disclosures will provide greater transparency into pension and operating results and greater comparability to peer companies.  During the last five years, the Company has contributed approximately $62 million to its qualified and nonqualified pension plans.  The funded status of the qualified plans has averaged approximately 90% during this period and stood at 83% as of December 31, 2011.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of March 26, 2012, among Kaydon Corporation, the subsidiary borrowers from time to time party thereto, the alternate currency borrowers from time to time party thereto, the institutions from time to time parties thereto as lenders, JP Morgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank and Wells Fargo Bank, National Association, as Syndication Agents, PNC Bank, National Association, as Documentation Agent and J.P. Morgan Securities LLC as Sole Lead Arranger and Sole Book Runner.

99.1	Press Release dated March 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 30, 2012	KAYDON CORPORATION

	By:	/s/ Debra K. Crane
Debra K. Crane Vice President, General Counsel and Secretary